Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CENTRAL GARDEN & PET COMPANY

CENTRAL GARDEN & PET COMPANY (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

(1) The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 1992. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1992. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 8, 1993. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 6, 1994.

(2) This Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation and has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware. This Fourth Amended and Restated Certificate of Incorporation shall become effective on the date of filing of this Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(3) The text of the Certificate of Incorporation is hereby restated and further amended to read as set forth below; provided, that the Certificate of Designation for the Corporation’s Series A Convertible Preferred Stock, which was originally filed with the Secretary of State of the State of Delaware on August 3, 1995, and which is attached hereto as Annex A, and the Certificate of Designation for the Corporation’s Series B Convertible Preferred Stock, which was originally filed with the Secretary of State of the State of Delaware on February 25, 2004, and which is attached hereto as Annex B, shall remain effective notwithstanding the filing of this Fourth Amended and Restated Certificate of Incorporation.

FIRST: The name of this Corporation is: CENTRAL GARDEN & PET COMPANY.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The name and mailing address of the incorporator of the Corporation is:

William E. Brown

Central Garden & Pet Company

3620 Happy Valley Road

Lafayette, CA 94549

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FIFTH: Section 1. Classes and Number of Shares.

The total number of shares of all classes of stock which this Corporation shall have authority to issue is 184,000,000 shares which will consist of Preferred Stock and Common Shares. Common Shares will consist of three classes of stock—Common Stock, Class A Common Stock and Class B Stock. The classes and the aggregate number of shares of stock of each class which this Corporation shall have authority to issue are as follows:

(i) 80,000,000 shares of Common Stock, $0.01 par value per share (hereinafter the “Common Stock”);

(ii) 100,000,000 shares of Class A Common Stock, $0.01 par value per share (hereinafter the “Class A Common Stock”);

(iii) 3,000,000 shares of Class B Stock, $0.01 par value per share (hereinafter the “Class B Stock”); and

(iv) 1,000,000 shares of Preferred Stock, $0.01 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the “Preferred Stock”); provided that, as set forth in Annex A hereto, the Board of Directors has previously designated 100 shares of Preferred Stock as Series A Convertible Preferred Stock, which designation remains effective, and as set forth in Annex B hereto, the Board of Directors has also previously designated 100 shares of Preferred Stock as Series B Convertible Preferred Stock, which designation remains effective.

Section 2. Powers and Rights of the Common Stock, Class A Common Stock and Class B Stock.

A.	Voting Rights and Powers

(i) With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of this Corporation and every holder of Class B Stock shall be entitled to ten votes in person or by proxy for each share of Class B Stock standing in his name on the transfer books of this Corporation.

(ii) Except as indicated in paragraph (iii) of this subsection, or as otherwise required by law, holders of Class A Common Stock shall have no right to vote. Without limiting the generality of the foregoing, the number of authorized shares of Class A Common Stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Stock, voting together as a single class.

(iii) If, as a result of the lack of voting power of the Class A Common Stock, either the Common Stock or Class A Common Stock is to be, or is, delisted from a national securities exchange or securities quotation system as is then the principal market for such stock, the Board of Directors, if it determines that there is no appropriate alternative, may provide such voting rights for the Class A Common Stock, but in no event more than one vote per share, as it may specify by resolution.

(iv) Except as otherwise provided herein, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and of a majority of the outstanding shares of Class B Stock, each voting separately as a class.

(v) Following the initial issuance of shares of Class B Stock, this Corporation may not effect the issuance of any additional shares of Class B Stock (except in connection with stock splits and stock dividends), unless and until such issuance is authorized by the holders of a majority of the shares voting of Common Stock and of Class B Stock, each voting separately as a class.

(vi) Except as may be otherwise required by law or by this Article FIFTH, the holders of Common Stock and Class B Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

(vii) Notwithstanding anything else herein contained, the Common Stock shall be the majority voting class. Therefore, as to any matter on which the holders of Common Stock and Class B Stock vote together as a single class, the total number of votes for all shares of Class B Stock which are voted on such matter shall not exceed 49% of the total number of votes of Common Stock and Class B Stock which are voted on such matter. In order to achieve this result, the number of votes for each share of Class B Stock which are voted on such matter shall be reduced from ten votes per share to that number of votes per share which will cause the total number of votes for all shares of Class B Stock which are voted on the matter to equal 49% of the total number of votes of Common Stock and Class B Stock which are voted on such matter.

B. Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation as amended from time to time, holders of Common Stock, Class A Common Stock and Class B Stock shall be entitled to such dividends and other distributions in cash, stock or property of this Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of this Corporation legally available therefor; provided that if at any time a cash dividend is paid on the Common Stock, a cash dividend will also be paid on the Class A Common Stock and Class B Stock in an amount per share equal to 100% of the amount of the dividend paid on each share of the Common Stock (rounded down to the nearest one-hundredth of a dollar); provided further that if at any time a cash dividend is paid on the Class A Common Stock, a cash dividend will also be paid on the Common Stock and Class B Stock in an amount per share equal to 100% of the amount of the dividend paid on each share of the Class A Common Stock; and provided further that if at any time a cash dividend is paid on the Class B stock, a cash dividend will also be paid on the Common Stock and Class A Common Stock in an amount per share equal to

100% of the amount of the dividend paid on each share of Class B Stock (rounded down to the nearest one-hundredth of the dollar). In the case of dividends or other distributions payable in stock of this Corporation, other than the Preferred Stock (including distributions pursuant to stock split-ups, divisions or combinations), which occur after the date shares of Class B Stock are first issued by this Corporation, only shares of Common Stock shall be distributed with respect to Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, and only shares of Class B Stock shall be distributed with respect to Class B Stock; provided that the Board of Directors may issue shares of Class A Common Stock in the form of a pro rata dividend or distribution to all holders of the outstanding shares of Common Stock, Class A Common Stock and Class B Stock. In no event will shares of Common Stock, Class A Common Stock or Class B Stock be split, divided or combined unless all such classes are split, divided or combined equally.

C. Other Rights. Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of the Common Stock, each share of the Class A Common Stock and each share of the Class B Stock shall have identical powers, preferences and rights, including rights in liquidation.

D. Transfer.

(i) No person holding shares of Class B Stock of record (hereinafter called a “Class B Holder”) may transfer, and this Corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a “Permitted Transferee.” A “Permitted Transferee” shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

(a) In the case of a Class B Holder who is a natural person,

(1)	The spouse of such Class B Holder, any lineal descendant of a grandparent of such Class B Holder, and any spouse of such lineal descendant;

(2)	The trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder and/or one or more of his Permitted Transferees described in each subclause of this clause (a);

(3)	Any organization to which contributions are deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 4947 of the Internal Revenue Code, as it may from time to time be amended (hereinafter called a “Charitable Organization”);

(4)

A corporation, of which a majority of the beneficial ownership of outstanding capital stock entitled to vote for the election of directors is owned by, or a partnership, of which a majority of the beneficial ownership of the partnership interests entitled to participate in the management of the partnership is held by, the Class B Holder and/or one or more of his or her Permitted Transferees determined under this clause (a), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of this Corporation given by written notice of such corporation or partnership, without further act on anyone’s part, be converted into shares of Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock; and

(5)	The estate of such Class B Holder.

(b) In the case of a Class B Holder which is holding the shares of Class B Stock in question as trustee pursuant to a trust (other than pursuant to a trust described in clause (f) below), “Permitted Transferee” means (1) any person transferring Class B Stock to such trust and (2) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

(c) In the case of a Class B Holder which is a Charitable Organization holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means any Class B Holder.

(d) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization) acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by this Corporation, “Permitted Transferee” means (1) a partner of such partnership, or stockholder of such corporation at the time of issuance, and (2) any Permitted Transferee (determined pursuant to clause (a) above) of any such partner or stockholder referred to in subclause (1) of this clause (d).

(e) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in clause (d) above) holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means (1) any person transferring such shares of Class B Stock to such corporation or partnership and (2) any Permitted Transferee of any such person determined pursuant to clause (a) above.

(f) In the case of a Class B Holder which is holding the shares of Class B Stock in question as trustee pursuant to a trust which was irrevocable at the time of issuance of the Class B Stock, “Permitted Transferee” means (1) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (2) any Permitted Transferee of any such person determined pursuant to clause (a) above.

(g) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (a), (b), (c), (d), (e) or (f) above, as the case may be.

(ii) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall remain subject to the provisions of this Paragraph D. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

(iii) For purposes of this Paragraph D:

(a) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(b) Each joint owner of shares of Class B Stock shall be considered a “Class B Holder” of such shares.

(c) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(d) Unless otherwise specified, the term “person” means both natural persons and legal entities.

(e) Without derogating from the election conferred upon this Corporation pursuant to subclause (4) of clause (a) of subsection (i) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

(iv) Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Stock into shares of Common Stock on the date on which certificates representing such shares are presented for transfer on the books of this Corporation. This Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Stock on this Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a Permitted Transferee.

(v) Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” names. Notwithstanding the foregoing, trusts may transfer shares into “nominee” name. For this purpose, a “beneficial owner” of any shares of Class B Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. This Corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Paragraph D.

E. Conversion Rights.

(i) Subject to the terms and conditions of this Paragraph E, each share of Class B Stock shall be convertible at any time or from time to time at the option of the respective holder thereof, at the office of any transfer agent for Common Stock, and at such other place or places, if any, as the Board of Directors may designate, into one (1) fully paid and nonassessable share of Common Stock. In order to convert Class B Stock into Common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and (b) give written notice to this Corporation that such holder elects to convert said Class B Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. This Corporation will issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(ii) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid or is not required to be paid.

(iii) This Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares.

F. Mandatory Conversion.

If at any time the holders of a majority of the outstanding shares of Class B Stock vote to convert the outstanding shares of Class B Stock into Common Stock, all outstanding shares of Class B Stock shall automatically be deemed converted into shares of Common Stock and certificates formerly representing outstanding shares of Class B Stock shall bear upon and thereafter represent the like number of shares of Common Stock.

Section 3. Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series, and each of such series shall have such voting powers, designations, preferences, and relative participation, optional or other special rights, and the qualifications, limitations and restrictions thereof, as are stated or expressed herein or in a resolution or resolutions, providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided. The Board of Directors is hereby expressly empowered, subject to the provisions of this Article FIFTH, to provide for the issuance of Preferred Stock from time to time in series and to fix by resolution or resolutions providing for the issuance of such series.

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the happening of specified events;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and on different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of this Corporation, and the relative rights or priority, if any, of payment on shares of that series; and

(viii) Such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as it may deem advisable and shall be stated in said resolution or resolutions.

It is expressly noted that as set forth in Annex A hereto, the Board of Directors has previously designated 100 shares of Preferred Stock as Series A Convertible Preferred Stock, which designation remains effective, and as set forth in Annex B hereto, the Board of Directors has also previously designated 100 shares of Preferred Stock as Series B Convertible Preferred Stock, which designation remains effective.

Section 4. Issuance of Common Stock, Class A Common Stock, Class B Stock and Preferred Stock.

The Board of Directors of this Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock, Class A Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. Subject to Section 2A(iii) of this Article FIFTH, the Board of Directors of this Corporation may authorize by resolution the issuance of any or all shares of Class B Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities and for such consideration as the Board of Directors may determine. At any time shares of Class B Stock are outstanding, the Board of Directors may issue shares of Common Stock or Class A Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up, division or combination of the shares of Common Stock or Class A Common Stock, respectively, only to the then-holders of the outstanding shares of Common Stock or Class A Common Stock, respectively, and in conjunction with and in the same ratio as a stock dividend or split-up, division or combination of the shares of Class B Stock; provided that the Board of Directors may issue shares of Class A Common Stock in the form of a pro rata dividend or distribution to all holders of the outstanding shares of Common Stock, Class A Common Stock and Class B Stock.

SIXTH: Section 1. Number of Directors.

The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the by-laws of this Corporation.

Section 2. Limited Liability.

To the fullest extent permitted by the General Corporation Law of the State of Delaware (as such law currently exists or may hereafter be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

Stockholders shall not be entitled to request the election of directors by written ballot unless a by-law of the Corporation shall authorize such a vote by written ballot.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the by-laws of the Corporation; including by-law amendments increasing or reducing the authorized number of directors.

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Annex A

CERTIFICATE OF DESIGNATION

SERIES A CONVERTIBLE PREFERRED STOCK

OF

CENTRAL GARDEN & PET COMPANY

(Pursuant to Section 151 of the Delaware Corporation Law)

Central Garden & Pet Company, a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority contained in Article Fifth of its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on July 20, 1995 adopted the following resolutions which resolutions remain in full force and effect on the date hereof:

RESOLVED, that there is hereby established one series of authorized preferred stock having a par value of $0.01 per share, which shall be designated as “Series A Convertible Preferred Stock” (hereinafter referred to as “Preferred”), which shall consist of 100 shares, and which shall have the following powers, preferences and relative rights, qualifications, limitations and restrictions:

Section 1. Dividend Rights of the Preferred. The holders of Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of five percent (5%) of the Original Issuance Price (as hereinafter defined) per share per annum, and no more, payable in preference and priority to any payment of any dividend on Common or any shares of this corporation other than the Preferred (“Junior Shares”) when and as declared by the Board of Directors. The right to such dividends on the Preferred shall be cumulative. No dividends shall be declared or paid on any Junior Shares unless and until all dividends due and accrued have been paid to the holders of the Preferred.

Section 2. Liquidation Preference.

(a)	Preferential Distribution. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Junior Shares by reason of their ownership thereof, the amount of $9,000.00 per share (the “Original Issuance Price”) for each share of Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Preferred. If upon the occurrence of such event the assets and funds thus distributed among the holders of the

Preferred are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred in proportion to the liquidation amounts due for each share of Preferred. After payment has been made to the holders of the Preferred of the full amounts to which they are entitled, all remaining assets of the Company shall be distributed pro rata among all holders of Preferred and Junior Shares on the basis of their holdings of shares of Common, treating all shares of Preferred on an as-converted basis.

(b)	Inclusion of Certain Transactions. For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall be deemed to include the corporation’s sale of all or substantially all of its assets or the acquisition of the corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

Section 3. Conversion. The holders of Preferred shall have the following conversion rights (the “Conversion Rights”):

(a)	Right to Convert. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred, into One Thousand (1,000) fully paid and nonassessable shares of Common (“Conversion Ratio”), which Conversion Ratio shall be subject to adjustment as provided in Section 4(c) below.

(b)

Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of the Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the closing price for the Common on the date of the conversion of the Preferred. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, or to the nominee of such holder, a certificate or certificates for the number of shares of Common to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common plus any declared and unpaid dividends on the converted Preferred. Such conversion shall be deemed to have been made immediately prior to the closing of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, then the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

(c)	Adjustments to Conversion Ratio for Diluting Issuances.

(i)	Stock Dividends and Subdivisions. If the corporation at any time or from time to time after the original issuance date of the Preferred declares or pays any dividend on the Common payable in Common, or effects a subdivision of the outstanding shares of Common into a greater number of shares of Common (by reclassification or other than by payment of a dividend in Common), then, and in each such event, the Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately increased. Such increase in the Conversion Ratio shall be deemed to have occurred: (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

(ii)	Adjustments for Combinations or Consolidation of Common. If the outstanding shares of Common are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, then the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(d)	Exercise of Conversion Rights on Merger or Sale of Assets.

(i)

Notice. The corporation shall give each holder of record of Preferred written notice of any merger of the corporation or any other corporate reorganization in which the corporation is not the continuing or surviving entity of such merger or reorganization and written notice of any sale of all or substantially all of the assets of the corporation. Such notice shall be given not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the contemplated transaction, as well as the terms and conditions of Section 3 above and this Section 4(d), and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the mailing by the corporation of the first notice provided for in this Section 4(d)(i) or sooner than ten (10) days after the mailing by the corporation of any notice of material changes provided for in this Section

4(d)(i); provided, however, that such periods may be shortened or waived upon the written consent of the holders of sixty-six and two-thirds percent (66- 2/3%) of the then-outstanding shares of Preferred.

(ii)	Exercise of Conversion Rights. If, subsequent to the giving of notice pursuant to Section 4(d)(i) above but not later than ten (10) days prior to the closing of such transaction, any holder of Preferred elects to exercise its Conversion Rights, then the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such transaction.

(e)	No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all actions that may be necessary or appropriate to protect the Conversion Rights of the holders of the Preferred against impairment.

(f)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 4 and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio in effect at the time, and (iii) the number of shares of Common and the amount, if any, of other property that would be received at the time upon conversion of the Preferred.

(g)	Notices.

(i)	Events Triggering Notices. The following events shall cause the corporation to issue notices in accordance with the provisions of Section 4(g)(ii) below:

(1)	a declaration by the corporation of any dividend or distribution upon shares of its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(2)	a pro-rata offering by the corporation to the holders of any class or series of its stock to subscribe for any additional shares of stock of any class or series or other rights;

(3)	any reclassification or recapitalization by the corporation of its outstanding Common involving a change in the Common; or

(4)	a merger or consolidation of the corporation with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the corporation’s property or business, or a liquidation, dissolution, or winding up of the corporation; or

(5)	any intent to have a public offering of Common.

(ii)	Types of Notices. In connection with each event described in this Section 4, the corporation shall send the following notices:

(1)	at least ten (10) days prior to the date on which a record is to be taken for the dividend, distribution or subscription rights referred to in Sections 4(g)(i)(1) and 4(g)(i)(2) above or the date for determining rights to vote with regard to the matters referred to in Sections 4(g)(i)(3) and 4(g)(i)(4) above, the corporation shall send a notice to each holder of Preferred setting forth the record or voting date and the nature of the action;

(2)	in case of any event referred to in Sections 4(c) and 4(d) above, at least ten (10) days prior to the date when the event is to take place, the corporation shall send a notice to each holder of Preferred setting forth the date on which the holders of shares of Common shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event;

(3)	in case of any event referred to in Section 4(g)(i)(5) above, as soon as the corporation knows or has notice of such intent, the corporation shall send a notice thereof to each holder of Preferred setting forth the anticipated timing, form of registration statement and form (if any) of underwriting.

(iii)	Delivery of Notices. Each such written notice shall be given by first class mail, postage prepaid, addressed to each holder of Preferred at the address for each such holder as shown on the books of the corporation.

Section 4. Voting Rights. Except as otherwise required by law, each share of Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common into which the Preferred is convertible as adjusted from time to time pursuant to Section 4 above.

Section 5. Covenants. In addition to any other rights provided by law, so long as at least 50 shares of Preferred are outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66- 2/3%) of the outstanding shares of Preferred, take any of the following actions:

(a)	amend or repeal any provision of, or add any provision to, this corporations’s Certificate of Incorporation or Bylaws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred;

(b)	reclassify any Junior Shares into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred; or

(c)	pay or declare any dividend on any Junior Shares (except dividends payable solely in shares of Common) while any dividends on any Preferred remain declared but unpaid or apply any of the corporation’s assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Shares while any Preferred remains outstanding.

Section 6. Registration Rights. Upon conversion of the Preferred, the holders of the Preferred shall have and be entitled to exercise the rights of registration granted under the Registration Agreement, dated as of April 10, 1993, with respect to the shares issued on conversion of the Preferred (regardless of whether such rights are granted pursuant to an amendment to such Registration Agreement or pursuant to a separate agreement); provided, that notwithstanding any prior exercise of any of such rights by any other person entitled to exercise such rights, the holders of the Preferred shall be entitled to request one Demand Registration, as such term is defined in the Registration Agreement.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by William E. Brown, its Chairman of the Board and Chief Executive Officer and attested by Robert B. Jones, its Secretary, this 3rd day of August, 1995.

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
William E. Brown
Chairman of the Board and
Chief Executive Officer

ATTEST:

By:	/s/ Robert B. Jones
Robert B. Jones
Secretary

Annex B

CERTIFICATE OF DESIGNATION

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CENTRAL GARDEN & PET COMPANY

(Pursuant to Section 151 of the Delaware Corporation Law)

Central Garden & Pet Company, a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority contained in Article Fifth of its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on February 9, 2004 adopted the following resolutions which resolutions remain in full force and effect on the date hereof:

RESOLVED, that there is hereby established one series of authorized preferred stock having a par value of $0.01 per share, which shall be designated as “Series B Convertible Preferred Stock” (hereinafter referred to as “Series B Preferred”), which shall consist of 100 shares, and which shall have the following powers, preferences and relative rights, qualifications, limitations and restrictions:

Section 1. Dividend Rights of the Series B Preferred. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Series B Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The holders of Series B Preferred shall also be entitled to receive on an as converted basis, when and as declared by the Board of Directors, dividends on the Series B Preferred equal to any dividends paid on the Common Stock

Section 2. Liquidation Preference.

(a)

Preferential Distribution. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any shares of this Corporation other than the Series B Preferred (the “Junior Shares”) by reason of their ownership thereof the amount per share equal to the greater of (i) $30,000 (the “Original Issuance Price”) for each share of Series B Preferred then held by them plus all declared but unpaid dividends on the Series B Preferred or (ii) such amount per share as would have been payable with respect to such shares of Series B Preferred had each share of the then outstanding Series B Preferred been converted to Common Stock pursuant to Section 3 immediately prior to such event whether or not the Series B Preferred is then so convertible. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in proportion to the liquidation amounts due for each share of Series B Preferred. After payment has been made to the holders of the Series B Preferred of the full amounts to which they are entitled, all remaining assets of the Corporation shall be distributed pro rata among all holders of Junior Shares in accordance with their interests.

(b)	Inclusion of Certain Transactions. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include the Corporation’s sale of all or substantially all of its assets or the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this corporation for securities or consideration issued, or caused to be issued, by the acquiring Corporation or its subsidiary.

Section 3. Conversion. The holders of Series B Preferred shall have the following conversion rights (the “Conversion Rights”):

(a)	Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the one year anniversary of the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into that number of fully paid and nonassessable shares of Common (“Conversion Ratio”) equal to:

$3,000,000/((X)(100)).

X =	The closing price of Common on Nasdaq National Market on the date of the “Closing” set forth in the Series B Preferred Stock Purchase Agreement, dated February 26, 2004, by and among the Corporation and the investors listed on Schedule A thereto.

The Conversion Ratio shall be subject to adjustment as provided in Section 3(c) below.

(b)

Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price for the Common on the date of the conversion of the Series B Preferred. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred, or to the nominee of such holder, a certificate or certificates for the number of shares of Common to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common plus any declared and unpaid dividends on the converted Series B Preferred. Such conversion shall be deemed to have been made immediately prior to the closing of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, then the conversion may, at the option of any holder tendering Series B Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities.

(c)	Adjustments to Conversion Ratio for Diluting Issuances.

(i)	Stock Dividends and Subdivisions. If the Corporation at any time or from time to time after the original issuance date of the Series B Preferred declares or pays any dividend on the Common payable in Common, or effects a subdivision of the outstanding shares of Common into a greater number of shares of Common (by reclassification or other than by payment of a dividend in Common), then, and in each such event, the Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately increased. Such increase in the Conversion Ratio shall be deemed to have occurred: (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

(ii)	Adjustments for Combinations or Consolidation of Common. If the outstanding shares of Common are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, then the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(d)	Exercise of Conversion Rights on Merger or Sale of Assets.

(i)

Notice. The Corporation shall give each holder of record of Series B Preferred written notice of any merger of the Corporation or any other corporate reorganization in which the Corporation is not the continuing or surviving entity of such merger or reorganization and written notice of any sale of all or substantially all of the assets of the Corporation. Such notice shall be given not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the contemplated transaction, as well as the terms and conditions of Section 2 above and this Section 3(d), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the mailing by the Corporation of the first notice provided for in this Section 3(d)(i) or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for in this Section 3(d)(i); provided, however, that such periods may be shortened or waived upon the written consent of the holders of sixty-six and two-thirds percent (66-2/3%) of the then-outstanding shares of Series B Preferred.

(ii)	Exercise of Conversion Rights. If, subsequent to the giving of notice pursuant to Section 3(d)(i) above but not later than ten (10) days prior to the closing of such transaction, any holder of Series B Preferred elects to exercise its Conversion Rights, then the conversion may, at the option of any holder tendering Series B Preferred for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such transaction.

(e)	No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all actions that may be necessary or appropriate to protect the rights of the holders of the Series B Preferred against impairment.

(f)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 3 and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio in effect at the time, and (iii) the number of shares of Common and the amount, if any, of other property that would be received at the time upon conversion of the Series B Preferred.

(g)	Notices.

(i)	Events Triggering Notices. The following events shall cause the Corporation to issue notices in accordance with the provisions of Section 3(g)(ii) below:

(1)	a declaration by the Corporation of any dividend or distribution upon shares of its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(2)	a pro-rata offering by the Corporation to the holders of any class or series of its stock to subscribe for any additional shares of stock of any class or series or other rights;

(3)	any reclassification or recapitalization by the Corporation of its outstanding Common involving a change in the Common; or

(4)	a merger or consolidation of the Corporation with or into any other Corporation, or the sale, lease or conveyance of all or substantially all of the Corporation’s property or business, or a liquidation, dissolution, or winding up of the Corporation; or

(5)	any intent to have a public offering of Common.

(ii)	Types of Notices. In connection with each event described in this Section 3, the Corporation shall send the following notices:

(1)	at least ten (10) days prior to the date on which a record is to be taken for the dividend, distribution or subscription rights referred to in Sections 3(g)(i)(1) and 3(g)(i)(2) above or the date for determining rights to vote with regard to the matters referred to in Sections 3(g)(i)(3) and 3(g)(i)(4) above, the Corporation shall send a notice to each holder of Series B Preferred setting forth the record or voting date and the nature of the action;

(2)	in case of any event referred to in Sections 3(c) and 3(d) above, at least ten (10) days prior to the date when the event is to take place, the Corporation shall send a notice to each holder of Series B Preferred setting forth the date on which the holders of shares of Common shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event;

(3)	in case of any event referred to in Section 3(g)(i)(5) above, as soon as the Corporation knows or has notice of such intent, the Corporation shall send a notice thereof to each holder of Series B Preferred setting forth the anticipated timing, form of registration statement and form (if any) of underwriting.

(iii)	Delivery of Notices. Each such written notice shall be given by first class mail, postage prepaid, addressed to each holder of Series B Preferred at the address for each such holder as shown on the books of the Corporation.

Section 4. Voting Rights. Except as otherwise required by law, the holders of Series B Preferred Stock shall not be entitled to vote.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Glenn W. Novotny, its President and Chief Executive Officer and attested by Stuart W. Booth, its Secretary, this 25th day of February, 2004.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Glenn W. Novotny
Glenn W. Novotny
President and Chief Executive Officer

ATTEST:

By:	/s/ Stuart W. Booth
Stuart W. Booth, Secretary